Exhibit 99.1

International Wire Announces Third Quarter and

First Nine Months 2008 Results

Camden, NY –November 7, 2008 - International Wire Group, Inc. (ITWG.PK) today announced its results for the third quarter and first nine months ended September 30, 2008. Operating income, income from continuing operations and net income for the third quarter of 2008 were below the comparable period of 2007, primarily as the result of lower sales to the automotive industry, inventory charges resulting from the decline in copper prices throughout the quarter and a higher income tax rate. With strong results in the first six months of 2008, operating income, income from continuing operations and net income for the first nine months of 2008 were all well above comparable 2007 levels.

“Despite difficult general economic conditions, our sales in the third quarter were solid into the industrial/energy, aerospace and medical device markets but were weak in other major markets, especially the automotive market. The automotive market continued to be impacted by worsening industry-wide conditions that started in the second quarter of 2008. The operating results of the Global Wire operations were close to break-even in the quarter due to inventory charges caused by rapidly declining copper prices during the quarter and because most of the identified synergies will not be realized until early 2009,” said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc.

Third Quarter Results

Net sales for the quarter ended September 30, 2008 were $203.4 million, an increase of $23.4 million, or 13.0%, from net sales of $180.0 million for the same period in 2007. This increase was primarily due to a higher selling price of copper, increased sales volume, higher customer pricing/mix, the impact of a stronger euro versus the U.S. dollar and sales from the Global Wire acquisition beginning on July 1, 2008. These factors were partially offset by a higher proportion of tolled copper shipped in the 2008 period compared to the 2007 period. (Tolled copper is customer-owned copper delivered for processing and its value is excluded from net sales and cost of sales.) Excluding the effects of higher copper prices and an increased level of tolled copper business, net sales increased $27.2 million, or 15.1%, versus the prior year. This increase resulted from $2.1 million of increased sales volume, $0.9 million of higher customer pricing/mix, $1.5 million of favorable currency effect in the Europe segment and $22.7 million of sales from the Global Wire acquisition.

Operating income for the three months ended September 30, 2008 was $7.8 million compared to $9.3 million for the three months ended September 30, 2007, a decrease of $1.5 million, or 16.1%. Operating income for the Bare Wire segment of $3.3 million was

$2.2 million, or 40.0%, lower than in the comparable 2007 period due to lower sales volume, an inventory charge from declining copper prices, increased production costs and higher depreciation and amortization partially offset by higher customer pricing/mix and cost reduction initiatives. Operating income for the High Performance Conductors segment of $3.6 million was consistent with the 2007 period as increased sales volume was offset by lower customer pricing/mix and an inventory charge from declining copper prices. Operating income for the Europe segment of $1.1 million was slightly above the 2007 period as a result of increased sales volume and a favorable currency exchange impact which were partially offset by lower customer pricing/mix and an increase in bad debt expense. Operating income for the three months ended September 30, 2008 also increased by $0.6 million due to a lower charge for stock-based compensation expense.

Net income of $2.4 million, or $0.24 per basic share and diluted share, for the three months ended September 30, 2008 decreased by $2.7 million, or $0.27 per basic share and $0.26 per diluted share, from the prior year period due primarily to lower operating income and a higher income tax provision.

Nine Month Results

Net sales for the nine months ended September 30, 2008 were $609.7 million, an increase of $55.6 million, or 10.0%, above reported 2007 levels. Sales increased due to an increase in the selling price of copper, greater sales volume, higher customer pricing/mix, the increased value of the euro versus the U.S. dollar and sales from the Global Wire acquisition beginning on July 1, 2008. These factors were partially offset by a higher proportion of tolled copper shipped in the 2008 period compared to the 2007 period. Excluding the effects of higher copper prices and an increased level of tolled copper business, net sales increased $44.8 million, or 8.1%, versus the prior year. This increase resulted from $4.0 million of volume gains, $11.5 million of higher customer pricing/mix, $6.6 million of favorable currency effect in the Europe segment and $22.7 million of sales from the Global Wire acquisition.

Operating income for the nine months ended September 30, 2008 was $32.1 million compared to $25.9 million for the 2007 period, an increase of $6.2 million or 23.9%. Operating income for the Bare Wire segment of $16.3 million increased by $1.3 million, or 8.7%, primarily due to higher customer pricing/mix and cost reduction initiatives partially offset by lower sales volume, increased production costs and higher depreciation and amortization. Operating income for the High Performance Conductors segment of $11.8 million increased by $1.6 million, or 15.7%, primarily due to increased customer pricing/mix and higher sales volume. Operating income for the Europe segment of $4.7 million increased by $1.2 million, or 34.3%, due to increased sales volume and a favorable currency exchange impact partially offset by lower customer pricing/mix and an increase in bad debt expense. Operating income in the 2008 period also increased by $2.1 million due to a lower charge for stock-based compensation expense and lower professional fees.

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Net income of $15.2 million, or $1.53 per basic share and $1.48 per diluted share, for the nine months ended September 30, 2008 increased by $1.8 million, or $0.20 per basic share and $0.17 per diluted share, over the prior year due primarily to higher operating income.

Net debt (total debt less cash) was $111.0 million as of September 30, 2008 representing a $21.8 million increase from December 31, 2007 levels primarily due to the funding of the Hamilton Products and Global Wire acquisitions.

Conference Call

International Wire Group, Inc. will hold a conference call to discuss its third quarter and first nine months 2008 results on November 21, 2008 at 9:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 72899855. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 72899855 until 11:59 p.m. Eastern Time on November 28, 2008.

About International Wire Group, Inc.

International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers, distributors and original equipment manufacturers. Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 19 facilities located in the United States, Belgium, France and Italy.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “plans,” “estimates,” or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results

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to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

ITWG-G

Contact

International Wire Group, Inc.

Glenn J. Holler

Senior Vice-President, Chief Financial Officer and

Secretary

315-245-3800

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